Exhibit 99.2

VaxGen Receives Cure Notice On Anthrax Contract

BRISBANE, Calif. -- November 4, 2006 -- VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that it has received a written cure notice from the Department of Health and Human Services (HHS) on the company’s contract for the next generation anthrax vaccine. The cure notice indicates that HHS considers the recent clinical hold placed upon VaxGen by the Food and Drug Administration to be “endangering performance of the contract.”

The HHS letter to VaxGen, dated and received November 3, 2006, states that “unless this condition is cured within 10 days after receipt of this notice, the government may terminate for default under the terms and conditions” of the anthrax contract. VaxGen is working to prepare a written response to HHS by November 13, 2006.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax and smallpox. VaxGen has been awarded an $877.5 million contract by the U.S. Department of Health and Human Services to provide 75 million doses of a modern anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and owns a minority interest in Celltrion, Inc., a company in the Republic of Korea established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at www.vaxgen.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the company’s ability to prepare a written response to the Department of Health and Human Services by November 13, 2006. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006 under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Lance Ignon

Vice President, Corporate Affairs

(650) 624-1016

Kesinee Angkustsiri Yip

Associate Director, Corporate Affairs

(650) 624-1041